RESELLER AGREEMENT

This agreement (“Agreement”) dated as of January 11, 2011 (“Effective Date”) is between Diversinet Corp. (“Diversinet”), an Ontario corporation with its principal place of business located at 2235 Sheppard Avenue East, Suite 1700, Toronto, Ontario, Canada M2J 5B5, and 2205925 Ontario Limited, with its principal place of business located at 111 Main Street West, Suite 304, North Bay, Ontario P1B 2T6 (the “Reseller”).

Diversinet and the Reseller are hereinafter referred to individually as a “Party” and, collectively, as the “Parties”.  The Schedules attached hereto shall form an integral part of this Agreement, and all references to this Agreement shall be deemed to include the Schedules.

WHEREAS Diversinet is a provider of mobile device security and authentication solutions for the mobile data ecosystem, and is the owner of certain software products, user documentation and services and the related trade-marks;

AND WHEREAS Reseller has represented that it is qualified and desires to act as a reseller of certain of Diversinet’s products within a certain defined territory, and agrees to use its best efforts to market and sell such products in such territory;

NOW THEREFORE, for and in consideration of the mutual promises and commitments contained hereafter and other considerations, the receipt and sufficiency of which is hereby acknowledged, the Parties have entered into this Agreement for the purpose of permitting Reseller to market and sell certain of Diversinet’s products pursuant to the terms and conditions set out as follows.

1.

Appointment

Subject to payment of the Annual Minimum Commitment (“AMC” - defined herein), Diversinet hereby grants to Reseller an exclusive, non-transferable and non-assignable right to market, sell, and sub-license those Diversinet products listed in Schedule 2 (the “Products”) within the territory listed in Schedule 3 (the “Territory”) to Canadian headquartered companies, and governmental and broader public sector entities located in Canada.  Reseller’s customers (the “Customers”) are defined as those organizations/enterprises that will market and manage the end-users of the Products (the “End-Users”).  Reseller acknowledges and agrees that it does not have the right to assign sub-resellers under this Agreement outside of the Territory, except with the prior written consent of Diversinet.

Furthermore, if Reseller terminates the AMC in the manner contemplated in Schedule 3, the exclusive license above shall revert to being a non-exclusive license.

In either case, Reseller will have the non-exclusive right to contract in the rest of the world, excluding the United States.  If Reseller identifies End-Users in the United States, with the prior written consent of Diversinet, Reseller may sell the Products to the End-Users.  United Stated revenues will not be counted against the AMC however Reseller will be entitled to the discount rates as indicated in Schedule 3..

In addition, Diversinet hereby grants to Reseller the right to use those Diversinet trademarks and copyrighted materials with respect to the Products solely for the purpose of marketing and distribution of the Products as authorized hereunder.  Reseller acknowledges that the use of such trademarks and copyrighted materials does not create in its favour any right, whether of ownership or otherwise, to such trade-marks and copyrighted materials, and that all rights arising from the use thereof by Reseller shall inure to the benefit of Diversinet.

Reseller agrees that the rights granted to Reseller in this Section 1 are solely for the purpose of supplying the Products to Reseller, its Customers and End-Users located in the Territory.  Any use outside of the rights granted herein shall require an additional license from Diversinet.

2.

Ownership and Representations

(a)

Except as expressly granted herein, Diversinet does not grant any further rights, license or immunity to Reseller, and hereby retains and does not waive any rights it may have with respect to patents, trade-marks, copyrights, moral rights or other intellectual property or proprietary rights enforceable under the laws of any country.  Reseller shall not authorize anyone to reverse engineer, decompile, alter, transfer, modify or create a derivative work from any of the Products, nor may Reseller itself engage in so doing.

(b)

Reseller shall not make any representations or warranties regarding the use or operation of the Products other than those included in any promotional materials provided by Diversinet and any Product documentation provided by Diversinet.

3.

Term and Renewal

The term of this Agreement shall begin on the Effective Date and continue in effect for a period of five (5) years (the “Initial Term”), unless sooner terminated in accordance with the provisions set out herein.  Upon expiration of the Initial Term, this Agreement shall automatically renew for consecutive one (1) year periods, unless terminated by Reseller within sixty (60) days prior to the expiration of the Initial Term or any renewal term, as the case may be (the Initial Term and each renewal term, collectively, the “Term”).  Any annual renewal would be subject to the payment, if applicable, of the AMC as agreed to by the parties, however such AMC will not be less than the previous year AMC times 115%, payable in applicable quarterly instalments.

4.

Termination

(a)

Either Party may terminate this Agreement:

(i)

Upon thirty (30) days’ written notice to Reseller if Reseller fails to make any AMC payment when due under this Agreement, or when an audit, as set out in Section 13, by Diversinet reveals any under-payment for any payment due, and it is not paid within the thirty (30) day written notice period;

(ii)

providing thirty (60) days’ written notice to the other Party if the other Party breaches any material term or condition of this Agreement, and fails to cure such breach within the 60 day period;

(iii)

upon providing thirty (30) days’ written notice to Reseller if Reseller terminates the provisions of the Annual Minimum Commitment and fails to meet the sales targets as set out in Schedule 3.

(b)

This Agreement shall terminate automatically without notice and without further action by Diversinet in the event that:

(i)

Reseller ceases carrying on its business, or if a petition shall be filed, an order shall be made or an effective resolution is passed for the winding-up, dissolution or liquidation of Reseller.

(c)

Termination under Subsection 4(a) shall trigger a phase-out period during which Reseller may continue to provide products and services to Customers.  Such phase-out period shall be the longer of (i) the remaining term of the agreement between the Reseller and its Customers, and (ii) 18 months.

(d)

Upon the termination of this Agreement for any reason: (1) all rights granted to Reseller hereunder shall automatically come to an end and revert to Diversinet, including without limitation any right to use, operate and provide customer service or support for the Products; (2) Reseller shall immediately pay to Diversinet all amounts due and outstanding hereunder as of the date of such termination or expiration; and (3) within five (5) days of termination of this Agreement, for whatever reason, Reseller, must: (a) destroy all copies of the Products and any associated Products documentation in its possession or under its direct control; and (b) deliver to Diversinet a written certificate warranting that it has complied with the foregoing obligations.

1.

Customer Orders

(a)

Customer Agreements.  The Parties acknowledge and agree that Reseller’s Customers will acquire the Products and related services under contract with Reseller, that Diversinet shall not have any contractual interest in Reseller’s Customer relationships.  Prior to Reseller committing to provide any Products to a Customer, Reseller shall cause Customer to enter into purchase agreement(s) with Reseller with respect to each of the Products purchased by Customer (each, a “Customer Agreement”).  Reseller agrees that it shall include terms and conditions in its Customer Agreements that are sufficient to protect Diversinet’s interests as reflected in this Agreement, including, but not limited to, those terms set out in Schedule 4 hereto.  Such Customer Agreements shall be subject to Diversinet’s approval, which approval shall not be unreasonably withheld. Reseller shall use commercially reasonable efforts to ensure that all Customers abide by the terms of the applicable Customer Agreement(s).  Furthermore, Reseller shall enforce its Customer Agreements against Customer when requested to do so by Diversinet.  For greater clarity, Diversinet expects that the Reseller will include all of the points covered in Section 4 in its end user agreement.  When the Reseller receives a customer order they will fax both the end user agreement and the details of the order to Diversinet and if the end user agreement contains all of the points outlined in Section 4 then Diversinet will approve the order and ship the required products to the Reseller.

(b)

Ordering Process. Reseller shall submit all orders to Diversinet for the applicable Products.  Reseller’s submission of orders to Diversinet shall comply at all times with Diversinet’s reasonable procedures and requirements and are subject to acceptance by Diversinet acting reasonably.  Reseller shall be solely responsible for all sales activity culminating in and including the procurement of fully-executed Customer Agreements and purchase orders specifying the Products and Services ordered and the specific number of tokens.

1.

Delivery

(a)

Subject to Reseller’s compliance with the terms and procedures set forth in this Agreement, Diversinet shall provide to Reseller or to Customers the Products properly ordered by Reseller and accepted by Diversinet in material compliance with the applicable terms hereof, notwithstanding any inconsistent or additional terms which Reseller includes in any Customer agreement.

(b)

Unless otherwise agreed to by the Parties, delivery of the Products shall take place via electronic transmission or by courier, and will take place within two (2) Business Days of a written request or purchase order for software and within five (5) Business Days for a standard appliance.  Custom built appliances or software are subject to evaluation and delivery date will be communicated after assessment.  “Business Day” shall mean 9:00 a.m. to 5:00 p.m. (Eastern Standard Time), Monday through Friday, excluding all statutory holidays observed in the Province of Ontario in Canada.  Delivery will be F.O.B. Diversinet’s facility.  Reseller shall have fifteen (15) calendar days after the later of (i) the delivery of any of the Products by Diversinet; or (ii) any applicable evaluation period; to inspect the Products and ensure their substantial compliance with the corresponding documentation.  Unless Reseller notifies Diversinet within such fifteen (15) day period that any of the Products fail to substantially comply with the relevant documentation, such Products shall be deemed accepted.  In the event Reseller rejects any of the Products, Reseller shall give Diversinet written notice of rejection, specifying in reasonable detail the basis for such rejection.  Diversinet will use commercially reasonable efforts to correct any nonconformance and re-deliver such Products to Reseller.

1.

Reseller Covenants

(a)

Manner of Performance.  Reseller shall: (i) use commercially reasonable efforts to market and sell the Products and Services to Customers; (ii) conduct business in a competent and professional manner that reflects favorably at all times on the Products and the goodwill and reputation of Diversinet; (iii) avoid deceptive, misleading, or unethical practices that are or might be detrimental to Diversinet or the Products, or to the public in general; (iv) not make any false or misleading representations with regard to Diversinet or to the Products; (v) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Diversinet or the Products or related services; (vi) not make any representation, warranties or guarantees to potential Customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with published statements made by Diversinet; and (vii) comply with all applicable federal, state, region, and local laws and regulations related to the performance of its duties hereunder.

(b)

Reporting Requirements.  Reseller shall, on a monthly basis, communicate to Diversinet information about Customers as reasonably requested by Diversinet including, but not limited to, Customer business, marketing, sales and technical information, installation, service delivery and on-going maintenance information.

(c)

Technical Expertise.  Reseller and its staff shall be conversant with the technical language conventional to the Products and similar technologies in general, and will develop sufficient knowledge of the industry, of the Products and of products competitive with the Products (including specifications, features and benefits) in order to explain in detail to potential Customers and End Users the differences between the Products and competitive products and services.

(d)

Branding.  Reseller may provide its own branding for the Products; however Reseller will include a “powered by Diversinet” tag or such similar identifiers as mutually agreed to by the Parties.  Should Reseller require Diversinet to brand the Product, then such work will be done under a separate statement of work to be agreed upon in writing by the Parties.

1.

Fees and Billing

(a)

Rates.  For the Diversinet Products sold or distributed by Reseller, Reseller shall pay Diversinet the applicable list price, in U.S. dollars, for such Product, less the applicable discount for each Product, all as set out in Schedule 3.  Any reference to any amounts or currency in this Agreement means United States dollars or U.S. dollars.

(b)

Billing.  Diversinet will invoice Reseller for applicable one time Token Fees and the upfront annual Validation and Support Fee upon setting up a master account for each Customer and pre-loading it with MobiSecure tokens.  Other fees and charges payable under this Agreement will be invoiced to Reseller according to terms set out in this Agreement or any applicable schedules or attachments hereto.  Reseller shall be responsible for payment to Diversinet of all invoiced amounts for Products and services provided by Diversinet at Reseller’s request to Reseller, its Customers and/or End-Users.

(c)

Payment Terms.  Invoices are due and payable within 30 calendar days from the invoice date or from when the amount is due, whichever is later.

(d)

Late Charges and Taxes.  All overdue amounts shall bear interest at the rate of 1% per month (12% per annum, simple interest), or the highest rate allowed by applicable law, whichever is less, until paid in full.  Interest shall accrue on a daily basis.  Fees do not include any sales, transfer, use, property, value added and other taxes, or any customs duties, tariffs or other governmental charges, all of which (if any are due and have been incurred within the Territory) are assumed and payable by Reseller (except for taxes imposed on Diversinet’s net income).  Providing proof of an exemption from any such duty, tax or charge is the responsibility of Reseller.  Diversinet acknowledges and agrees that Reseller shall withhold any applicable non-resident withholding taxes from any amount owing hereunder and remit such taxes to the applicable federal taxing authority without provision for gross-up, if Diversinet becomes a non-resident of Canada or assigns the Agreement to a non-resident of Canada and if Diversinet does not provide Reseller with an appropriate exemption thereto.

(e)

Network Charges.  The Customer or End User shall at all times be responsible for all mobile network data, roaming or airtime charges, SMS related charges, application certification charges or marketing costs and any other fees or levies related to the cellular or wireless network over which the Products are offered and/or provisioned, as well as Customer’s own Internet access fees (collectively, the “Network Charges”).  None of the fees chargeable hereunder include any Network Charges and Reseller shall ensure that Customer shall indemnify and hold harmless Diversinet and Reseller against any such Network Charges that may be levied against them for the operation of the Products.

1.

Training and Consulting

(a)

Diversinet will arrange for the initial personal technical and sales instruction of up to three (3) Reseller personnel for up to five (5) days in learning the functions, installation, integration, operation and maintenance of the Products.  Such instruction shall take place in Diversinet’s corporate headquarters and expenses of the Reseller personnel incurred for attending such initial instruction shall be paid by Reseller.  There will be no charge for this initial training.  Thereafter, Diversinet will make available to Reseller standard Product training courses generally offered by Diversinet at the list price.

(a)

Upon Reseller’s request, Diversinet will provide Reseller with pre-sales consulting and post-sales consulting at the Diversinet’s standard rates.  Post-sales consulting will be provided under a separate services agreement to be entered into by the Parties, which shall include specific statement(s) of work.

(b)

Statements of Work (“SOW”).  Fees for any future development services shall be as agreed to by the Parties in an SOW.  Reimbursable expenses agreed to by Reseller shall be paid by Reseller within thirty (30) days of Diversinet’s documented invoice.  Diversinet shall offer to perform such work at Diversinet’s then standard daily rate (currently at $1,500 per day).  Reseller hereby agrees and acknowledges that Diversinet shall own all code, documentation and modifications to the code or documentation, and all copyrights, trade secrets and other intellectual property rights with respect to any such code or documentation.  Diversinet hereby agrees and acknowledges that Reseller owns any and all intellectual property rights with respect to any Reseller-specific private label associated with the software.

1.

Support

(a)

Services.  Diversinet may provide, upon written agreement between the parties, the server hardware, physical environment, including physical security, HVAC and power for the server hardware, all as required to provide the Products as described in Schedule 2.  Diversinet may also provide internet connectivity, by being responsible for network operation and availability from the public Internet up to the termination cables at the network interface card on the server hardware.  Diversinet shall use commercially reasonable efforts to maintain connectivity, through the public Internet, between the server hardware and the wireless network operators or other network on which an End User’s device operates.  Diversinet specifically excludes any responsibility for any connectivity between a network operator and a wireless device, including any SMS, SMTP, or other connectivity.  The products, their related service objectives and each Party’s related responsibilities in respect thereto are to be more fully described in a separate agreement.

(b)

Service Term.  During the Term, and subject to Reseller’s payment of the annual Support Fees, Diversinet will provide support for the Products in accordance with the terms set out in Schedule 5.  Furthermore, Diversinet will support the existing Reseller trial including Apple App Store submission until December 31, 2010.  Diversinet will support the Reseller certification with Canada Health Infoway, at no additional cost, until December 31, 2010.

(c)

Standard Support.  Reseller’s Customers will be responsible for first level support to End-Users.  Reseller will be responsible for second level support to its Customer.  Diversinet will provide third level support to Reseller.  Diversinet will accept electronic mail messages via the Internet using SMTP compliant software (“E Mail”) addressed to: support@diversinet.com, from Reseller with questions regarding the functions of the Products, as well as questions about how to make full use of the software (“Support Questions”).  If second level support is not being provided by the Reseller, Diversinet may, at its sole discretion, provide additional support to Reseller.  In these cases, Diversinet may charge the Reseller for support services or reduce the product price discount provided to Reseller.

Reseller’s Support Questions must be referred to Diversinet by a single person, designated initially as Primary Technical Support Contact (“Primary Contact”) set out in Schedule 1, unless Diversinet is notified in writing of an alternate technical support contact (“Alternate Contact”).  The names and e-mail addresses of up to four (4) Alternate Contacts (along with the name of the particular project or department) shall be designated in a list provided by the Primary Contact via E Mail at support@diversinet.com.  All Primary Contacts and Alternate Contacts (collectively, “Contacts”) must be members of the designated project or department.  It is Reseller’s responsibility to provide Diversinet with an initial list of Contacts and to keep that list current in order to receive timely service.

(d)

Updates.  During the Term, Diversinet will provide updated versions of the Products (“Updates”).  Updates shall be designated by a version number with a higher number to the right of the decimal point (e.g., version 1.4 is an Update to version 1.2), but do not include New Releases or Custom Releases (which are designated with a higher number to the left of the decimal point, or at the end with a letter, respectively).  Prior to delivering any Updates, Diversinet may require Reseller to sign a revised schedule if any additional grants or licenses are required for an Update.

(e)

Internet Access.  Diversinet may provide, at no additional cost, access to Diversinet’s Internet-based Frequently Asked Questions (FAQ’s) archives, a defect ‘fix’ list, or a private discussion forum available to all Products support customers, which will be moderated by Diversinet’s engineers when available.

(f)

Beta Versions.  Diversinet may provide Reseller with access to Beta Test versions of Updates to Products as described in paragraph (d) above.

(g)

Update Input.  Diversinet will give special consideration to Reseller’s feature requests for future versions of the Products.

1.

ASP Sales

The Reseller may sell the Products as an Application Service Provider (“ASP”) sales model.  Under an ASP model, the Reseller shall provide the Products through computer-based services to End Users over a network.  The Reseller shall be responsible for providing, at the Reseller’s sole cost and expense, the infrastructure, network, hosting environment, support and/or website.  Reseller warrants and guarantees that Diversinet shall have no obligations, representations or guarantees to the End User for sales made by the Reseller under an ASP sale.

2.

Confidential Information

(a)

Reseller agrees that all software, documentation and materials provided with the Products and all information contained therein is owned by Diversinet.  The Parties agree that any other information of a confidential or proprietary nature provided by one Party to the other from time to time, whether marked as “Proprietary”, “Confidential”, “Secret” or any other designation implying confidentiality, is owned by the disclosing Party (all such information hereafter, collectively “Trade Secrets”).  Both Parties shall treat the other Party’s Trade Secrets with the same care as they treat their own confidential information of a like nature, but in no case shall the receiving Party use less care in handling the Trade Secrets than would be reasonable under the circumstances.  The Parties agree not to make the other Party’s Trade Secrets available in any form to any third party, or use the other Party’s Trade Secrets for any purpose other than as set forth in this Agreement or as authorized by the other Party in writing.  The Parties’ obligations under this subsection shall survive the termination or expiration of this Agreement.

(b)

General Exclusions:  The Parties’ obligations set out in this section shall not apply to any information which is:

(i)

rightfully in a Party’s possession before receipt from the other Party;

(ii)

independently developed by a Party without reference to the other Party’s Trade Secrets;

(iii)

approved for release by written agreement with the other Party;

(iv)

rightfully in the public domain;

(v)

disclosed by requirement of a governmental agency or third party as expressly required by operation of law, regulation or court order.  The disclosing Party shall promptly notify the other Party of the pending disclosure to allow the other Party to seek a protective order; or

(vi)

lawfully disclosed to a Party by a third party without an obligation of confidentiality to the Party.

(c)

It is expressly agreed that a violation of this section will cause irreparable harm to the owning Party and that a remedy at law would be inadequate.  Therefore, in addition to any and all other remedies available at law, the owning Party shall be entitled to seek (without posting of a bond) preliminary, injunctive, emergency or equitable relief in the event of any actual or threatened violation of any or all of the provisions hereof.

3.

Audit

During the Term and for seven (7) years after the expiration or termination of this Agreement, or such longer period as required by applicable law, Reseller agrees to maintain complete books, records and accounts relevant to the computation of and accounting for the amounts payable under this Agreement.  Reseller agrees to allow Diversinet or its agents and representatives the right to examine and audit such books, records and accounts during Reseller’s normal business hours for no more than once per calendar quarter upon reasonable notice.  If such examination reveals a deficiency in any amounts paid, Reseller agrees to pay any such deficiency forthwith upon demand, plus interest calculated in accordance with Section  (Late Charges and Taxes) above and, if in excess of 5%, the cost of the audit incurred by Diversinet.

4.

Limited Warranty

EACH PARTY DOES NOT WARRANT TO THE OTHER THAT THE MATERIALS IT PROVIDES IN CONNECTION WITH THIS AGREEMENT WILL MEET THE REQUIREMENTS OF THE OTHER PARTY OR ITS CUSTOMERS, OR THAT THEIR OPERATION WILL BE UNINTERRUPTED OR ERROR FREE.

Diversinet warrants as follows:

(a)

Each of the Products operates in substantial accordance with its documentation (“Operation Warranty”).  With respect to the Operation Warranty, Reseller’s sole remedy, and Diversinet’s sole obligation, shall be to cause the Product to operate substantially in accordance with its documentation in a timely manner.  All Products shall be virus-checked prior to delivery to Reseller.

(b)

The services provided under this Agreement shall be performed in a timely and professional manner by personnel (“Personnel”) and in all material respects in accordance with the requirements set forth here in Schedule 5 (Service Level Agreement).  Personnel shall be appropriately trained in the performance of such services under this Agreement and shall meet those standards generally observed by reputable and competent members of the same industry providing similar services.

c)

Diversinet shall ensure that there collectively is a sufficient number of employees and personnel assigned and available during the term to provide the services in accordance with the service levels and the standards and other terms and conditions of this Agreement.

(d)

Diversinet shall exercise professional and good judgement in carrying out and performing its obligations under this Agreement.

(e)

The Products do not contain any virus, Trojan horse, worm, trapdoor, backdoor, malicious code or other code or device designed to interfere with proper use of the Software or cause harm or injury.

(h)

As of the Effective Date, to the best of its knowledge, none of the Products infringes upon any third party’s patent rights (“Limited Patent Warranty”).

EXCEPT AS EXPRESSLY SET FORTH ABOVE, DIVERSINET PROVIDES THE PRODUCTS, DOCUMENTATION AND OTHER RELATED SERVICES (COLLECTIVELY, THE “BUNDLED PRODUCT”) TO RESELLER “AS IS” WITHOUT WARRANTY, MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY OTHER WARRANTIES OF PERFORMANCE, AND IMPLIED WARRANTIES OF NON INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE BUNDLED PRODUCTS, EITHER AS A UNIT, OR AS INDIVIDUAL PARTS.  EXCEPT AS ABOVE SET FORTH, DIVERSINET SHALL BEAR NO RISK AS TO THE PERFORMANCE OF THE BUNDLED PRODUCT, AND ALL RISK IS TO BE ALLOCATED BETWEEN RESELLER AND IT CUSTOMERS AND END-USERS, OR ANY OTHERS WHO USE THE BUNDLED PRODUCT (“USERS”).  EXCEPT AS ABOVE SET FORTH, SHOULD THE BUNDLED PRODUCT PROVE DEFECTIVE, DIVERSINET SHALL NOT BEAR ANY COST WHATSOEVER FOR ANY SERVICE, REPAIR OR CORRECTION TO ANY PARTY.  USERS SHALL BE SOLELY RESPONSIBLE FOR ADEQUATELY PROTECTING DATA USED IN CONNECTION WITH THE BUNDLED PRODUCT.  EXCEPT AS ABOVE SET FORTH, DIVERSINET SHALL NOT BE RESPONSIBLE FOR LOST DATA, RERUN TIME, INACCURATE INPUT, WORK DELAYS OR LOST PROFITS, LOSS OF SECURITY FOR PROPRIETARY DATA OR ANY OTHER INJURIES OR DAMAGES RESULTING FROM USE OF THE BUNDLED PRODUCT.

Neither Diversinet, nor its subsidiaries, nor their respective directors, officers, employees, agents, assignees, co-developers, servants and contractors, nor the Reseller has any right to make any other representation, warranty or promise of any kind with respect to any of the Products.  This Agreement does not, in itself, grant any patent license or patent right of any manner or kind.  Reseller will be solely responsible for determining which patent rights it may need to use the Products and for obtaining such licenses, where applicable.  So long as the terms of this agreement are respected, Diversinet agrees that it will not bring any suit, claim or demand against Reseller, its Customers or End-Users for breach of Diversinet’s patent rights in the Products, if any.

5.

Limitation of Liability and Damages

(a)

EXCEPT TO THE EXTENT DIRECT FORESEEABLE DAMAGES, IN NO EVENT SHALL DIVERSINET BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION ANY COMMERCIAL DAMAGES OR LOSSES) AS A RESULT OF THE USE, SALE OR DISTRIBUTION OF THE BUNDLED PRODUCT, WHETHER BY WAY OF A LEGAL THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, STRICT LIABILITY, OR ANY OTHER THEORY, EVEN IF DIVERSINET HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)

RESELLER WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR DIVERSINET TO ENTER INTO THIS AGREEMENT AND THAT DIVERSINET WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

(c)

The availability of the MobiSecure™ Strong Authentication service depends on many factors, including Customer’s connection to the Internet, End Users’ connection to the Internet, the availability of the Internet and the Internet backbone and equipment that, by its nature, is not fault tolerant.  Diversinet does not and cannot control the flow of data to or from Diversinet’s network and other portions of the Internet.  Such flow depends in large part on the performance of Internet services provided or controlled by third parties.  At times, actions or inaction of such third parties can impair or disrupt Customers’ connections to the Internet (or portions thereof).  Although Diversinet will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, Diversinet cannot guarantee that such events will not occur.  Accordingly, Diversinet shall have no responsibility for any failure to meet the requirements hereunder, with respect to performance issues, including without limitation: (i) caused by factors outside of Diversinet’s reasonable control; (ii) that result from any actions or omissions of Customers, End Users or any third parties; (iii) that result from Customers’ equipment and/or third party equipment (not within the sole control of Diversinet); (iv) caused by any act or failure to act by Customer or as a result of any Third Party Software.

(d)

NOTWITHSTANDING THE ABOVE, IN NO EVENT SHALL DIVERSINET’S LIABILITY RELATING TO THIS AGREEMENT (OR THE BUNDLED PRODUCT) EXCEED ONE HUNDRED PERCENT (100%) OF THE AGGREGATE AMOUNT OF THE LICENSE FEES, ROYALTIES AND SUPPORT FEES PAID BY RESELLER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCE GIVING RISE TO THE ALLEGED LIABILITY ON THE PART OF DIVERSINET.

(e)

The limitations set forth in Section 15(a), (b), (c), (d) and (e) shall not apply in respect of (i) breach of confidentiality obligations; (ii) breach of privacy provisions as detailed in Schedule 6; (iii) the intellectual property indemnity; (iv) any Abandonment committed by Diversinet; or (v) any willful gross misconduct (including fraud).  “Abandonment” means Diversinet’s cessation or suspension of, or refusal to perform, its obligations under this Agreement, and such cessation, suspension or refusal (i) was knowingly intended by Diversinet to cause harm to Reseller, and (ii) was not the result of a termination of this Agreement by Diversinet in accordance with Section 4 (Termination).

1.

Indemnification

(a)

Reseller Indemnity. Reseller shall indemnify and hold harmless Diversinet and/or any of its directors, officers, agents, employees, contractors, parent companies, affiliates, and/or subsidiaries (collectively, the “Diversinet Parties”) from and against any claim, suit or proceeding by a third party based on or arising out of (i) the acts or omissions of Reseller in connection with its performance or failure to perform any other obligations in this Agreement or any agreement with a Customer, and (ii) any unauthorized representation or any misrepresentation of fact to any third party with respect to one or more of the Diversinet Parties or Products made by Reseller or any director, officer, agent, or employee of Reseller, provided that:

(i)

Diversinet promptly notifies Reseller in writing of any such claim and Reseller has sole control of any related investigation, defense and settlement negotiations; and

(ii)

Diversinet fully cooperates with Reseller, at Reseller’s expense, in defending or settling such claim.

(b)

Infringement Indemnity.  Diversinet shall diligently defend, indemnify and hold Reseller harmless, at its own expense, any action, loss, cost or expense brought against Reseller to the extent that it is based upon a claim that Reseller’s use of the unmodified Products as permitted herein infringes upon a third party’s intellectual property rights, and will pay the resulting costs, damages and legal fees finally awarded against Reseller through settlement, judgment, arbitration, mediation or otherwise in such action that are attributable to such claim, provided that:

(i)

Reseller promptly notifies Diversinet in writing of any such claim under patent law and Diversinet has sole control of any related investigation, defense and settlement negotiations; and

(ii)

Reseller fully cooperates with Diversinet, at Diversinet’s expense, in defending or settling such claim.

(c)

Should any of the Products become, or in Diversinet’s sole opinion is likely to become, the subject of any third party intellectual property infringement claim, Reseller shall permit Diversinet, at Diversinet’s sole option and expense, to:

(i)

procure for Reseller the right to continue to use such Product; or

(ii)

modify such Product so that it becomes non-infringing;

(d)

Diversinet shall have no liability for any claim based upon:

(i)

use of other than a current or the last prior release to the current unaltered version of the Products; or

(ii)

use, operation or combination of the Products with non-Diversinet programs, data, equipment or documentation in a manner not reasonably contemplated by this Agreement, if such infringement would have been avoided but for such uses, operation, or combination; or

(iii)

Reseller’s or its agent’s activities after Diversinet has notified Reseller that such use may result in infringement provided that the Reseller has been provided with access to an updated version that would not be infringing.

(e)

THE FOREGOING STATES OUT THE ENTIRE LIABILITY OF DIVERSINET, AND THE SOLE AND EXCLUSIVE REMEDY OF RESELLER AND END-USER, WITH RESPECT TO THE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

2.

Escrow Agreement

The Parties agree to execute an escrow agreement, within 90 days of the Effective Date, with a nationally recognized escrow agent with respect to the source code for the Products and name Reseller as a beneficiary.  Diversinet will then immediately send a copy of the escrow agreement to Reseller for its counter-signature.  Diversinet shall, at least annually, deposit the source code in the escrow account.  Costs associated with the escrow agreement shall be borne by Reseller.  Reseller will be provided with a copy of any deposit correspondence and escrow agent’s acceptance thereof.  The escrow agreement shall provide, among other terms, that the source code shall be released to Reseller if any of the following events (collectively the “Release Conditions”) occurs:

(i)

Diversinet ceases to support services at levels as stated in Schedule 5 under this Agreement that is not remedied within sixty (60) days after receipt of written notice of such failure;

(ii)

Diversinet makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or Diversinet becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes; or

(iii)

Diversinet suspends or ceases to carry on its business and a receiver, trustee or assignee does not carry on the business.

3.

Non-Solicitation

During the Term, the Reseller agrees that it shall not induce any person employed by Diversinet to leave Diversinet’s employ to become an employee of Reseller or its agents or contractors.

4.

Relationship

Nothing in this Agreement shall be construed so as to create a joint venture, partnership, employer/employee, franchisor/franchisee or principal/agent relationship between the Parties.  Reseller and Diversinet are independent contracting parties.  Neither Reseller nor its employees, consultants, contractors or agents have any authority to bind Diversinet by contract or otherwise to any obligation.

5.

Choice of Forum

This Agreement shall be governed by the laws of the province of Ontario, Canada, without regard to its conflict of laws principles.  Any litigation or other dispute resolution between the Parties relating to this Agreement or its construction shall take place in the courts of Toronto, Ontario, Canada.  The Parties consent to the personal jurisdiction of, and venue in, the provincial and federal courts therein.  The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  No action against Diversinet regardless of form, including negligence, arising out of any claimed breach of this Agreement or transactions under this Agreement may be brought by Reseller more than two years after the cause of action has accrued.

6.

Assignment

Without the express prior written consent of Diversinet (not to be unreasonably refused), Reseller may not assign this Agreement or its interest herein in whole or in part but Reseller shall continue to be responsible should the assignee fail to perform.  Diversinet may assign this Agreement at any time and in such event, this Agreement shall continue in full force and effect as if the assignee were named as the licensor in the first instance but Diversinet shall continue to be responsible should the assignee fail to perform.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

7.

Interpretation

This Agreement, including all Schedules, attachments and addenda, is the entire agreement constituting the complete and exclusive statement of the terms and conditions between the Parties with respect to the subject matter hereof, and cancels and supersedes all previous negotiations, commitments, writings and agreements that the Parties may have entered into.  The Parties acknowledge that they have read this Agreement, understand it and agree to be bound by its terms and conditions.  Except for Diversinet’s unilateral right to update certain Schedules as specifically set out in such Schedules, any subsequent waiver or modification of this Agreement or any part hereof shall only be effective if in writing and signed by both Parties.  No delay or failure to enforce any right under this Agreement shall be considered a waiver of that Party’s rights to thereafter enforce each and every right and provision of this Agreement.  In addition, headings set out in this Agreement are an organizational aid, not a substantive part of this Agreement, and are not intended to limit or expand the language of each section.  Any person signing this Agreement (or any later modifications or addenda) on behalf of Reseller warrants that he or she has the authority to bind Reseller.  Time shall be of the essence of this Agreement.

8.

Attorney Fees

The prevailing Party (as determined by the finder of fact) in any law suit or other dispute resolution to enforce or interpret any part of this Agreement shall be entitled to recover, as a costs of suit, reasonable attorney’s fees as determined by the finder of fact (including, but not limited to, costs, expenses and fees on appeal).

9.

Severability

If any part of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, said portion shall be severed from the Agreement, and the remainder shall be interpreted so as to reasonably effect the intention of the Parties.  Any limitation of liability, disclaimer of warranties and exclusion of damages set out in this Agreement are expressly intended to exist independently from, and to be severable from, this Agreement.

10.

Force Majeure

Neither Party shall in any circumstances be liable to the other for any loss of any kind whatsoever including, but not limited to, any damages or abatement of charges whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder which is due to circumstances beyond the reasonable control of the affected Party, including, without limitation, acts of God, acts of terrorism, fire, flood, strike, labour disputes, civil, commercial sabotage, statute order or any regulation of any government public or local authority.

11.

Compliance with Laws

The Products include software (“Software”) that is commercial computer software developed at private expense, and in all respects is proprietary data belonging solely to Diversinet or its suppliers.  Reseller shall comply with all applicable export and import control and other relevant laws of any applicable jurisdiction.  Determination of the applicable law is Reseller’s responsibility.  Reseller understands that the Products utilize cryptographic products that are highly regulated.

12.

Publicity

The Parties shall use commercially reasonable efforts to issue a joint press release concerning this Agreement after the execution hereof.  Any further use of the other Party’s name or logo in any publicity materials is prohibited without such other Party’s prior written consent, which consent shall not be unreasonably withheld.

13.

Notices

Any notice, demand, or communication between the Parties shall be deemed given and received: (i) when personally delivered; (ii) when transmitted by facsimile with proof of transmittal; or (iii) five (5) days after deposit (properly addressed with postage prepaid) with the postal service for registered/certified mail.  The addresses and contact information may be changed at any time by giving written notice as allowed under this section.  Reseller’s address and contact information are as set out in Schedule 1.  Address and contact information for Diversinet are as follows:

Diversinet Corp.

Attention:  Chief Financial Officer

2235 Sheppard Avenue East, Suite 1700

Toronto, Ontario, Canada  M2J 5B5

Phone:  416-756-2324  Fax:  416-756-7346

14.

Survival

Any terms or conditions of this Agreement by which obligations of either Party are expressed to be applicable or which extend or may extend beyond termination of this Agreement shall survive the expiration or termination hereof.

15.

Language

This Agreement shall be interpreted consistent with its English linguistic construction, and all communications between the Parties shall be deemed to be conducted in the English language.  Reseller will be responsible, at its own cost and expense, for any language and documentation localization for the Territory.

16.

Counterparts

This Agreement may be executed in two or more counterparts, by original or facsimile transmission, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same document.

IN WITNESS WHEREOF the Parties have signed this Agreement, as of the date first written above, by their duly authorized representatives.

2205925 Ontario Limited	DIVERSINET CORP.
Signature:__________________________________	Signature:__________________________
Print Name: Dr. Wendy Graham	Print Name: Albert Wahbe
Title: President	Title: CEO
Date Signed_________________________________	Date Signed________________________

Schedule 1

Reseller Information

Name	2205925 Ontario Limited
Street Address	111 Main Street West, Suite 304
City	North Bay, ON
Country	Canada
Zip/Postal Code	P1B 2T6
Billing Address (if different from above)
Shipping Address (if different from above)
Telephone
Facsimile
Person Signing Contract	Dr. Wendy Graham
E-mail Address	drgraham@vianet.ca
Primary Technical Support Contact
Address and Contact Information for Notice section in the Agreement

#

Schedule 2

Products

Unless otherwise agreed to by the Parties, the Products shall mean the following:

1.

MobiSecure® Wallet and Vault

MobiSecure® Vault server allows subscribers to securely store and manage their personal data and other information, select the information to be downloaded to their mobile devices and share it with others via email, fax or SMS messaging. The MobiSecure® Vault server is designed to host and manage a variety of different types of personal information e.g. financial, health, identities and passwords.  It provides a framework for administrators to define and customize the information to be hosted and managed and supports a plug-in architecture and web service interfaces to allow for rapid integration with external information, payment and messaging systems.

MobiSecure® Wallet application works in conjunction with the MobiSecure® vault server.  It is designed to run on desktop computers and mobile platforms including Java based phones, RIM Blackberries®, Microsoft Windows Mobile®, iPhone, Android and BREW devices.  The Wallet application provides offline and online access to personal information.  Information is stored in the device for instant and offline access securely using a patented technique.  The information is synchronized automatically or upon user’s request with the vault server using a secure data synchronization protocol.  Users may use the wallet application to access their information instantly when they are traveling, retrieve additional information from the vault server or send their information to others via email, SMS or fax.  The wallet application includes an embedded software One-Time-Password (OTP) token to allow for secure and easy access to the vault server using dynamic password based authentication.

The MobiSecure® Wallet SDK and MobiSecure® Vault API allows customers and third party developers to build secure mobile applications by leveraging Diversinet’s Wallet secure container services.

Applications features and benefits (utilizing Wallet and Vault) include:

Patient Portal

The Patient Portal is a set of web pages designed to permit patients to display, add, delete and update information pertaining to their demographics, attending physicians, chronic conditions, allergies, immunizations and messages received from registered doctors and clinical staff.

The Physician’s Tool

This is a windows based application which permits doctors and authorized ‘circle of care’ workers to access patient records stored in the information repository.  These users may add, delete or update the patient records and may also ‘Validate’ existing records.  Validation consists of marking the records as ‘Validated’ and making them read only from that point to maintain record values that the physician has agreed to by validating the record.

The Physician’s Tool also can create and display secured messages to the patient which will be protected by the Diversinet MobiSecure® Health platform.  The tool can also display a complete record of messages sent to the patient with associated time and date of acknowledgment from the patient.  The administrator users of the tool can also add and delete doctors and other circle of care worker accounts in order to administer the operation of the clinical side of the Diversinet Platform.

Message Manager

The Message Manager is a tool used to collect and display incoming patient messages to the clinic and answer’s to previously sent questions from the clinic.  The Message Manager permits the user to prepare reply messages as well as automatically preparing an audit trail of all display and reply activities.

Message Generator

The Message Generator is an extension of the messaging tool in the Physician’s Tool above, used to create user reminder messages based upon reminder criteria and the user records in the repository for recurring action requirements.  Examples include recurring tests (i.e. PAP, colonoscopy, recurring blood work supporting medications), reminders about health and lifestyle choices, medication reminders.)

2.

MobiSecure® Strong Authentication

MobiSecure® Strong Authentication is a fully automated, OATH-standards based strong authentication server product. It is available as a fully configured appliance or a packaged software product and is designed to be easy to deploy and easy to use for high-volume Internet or wireless-based strong authentication. Its supported clients operate on mobile phones, personal computers, USB stick and can also be embedded into microchip or smart card technologies.

The system supports Over-the-Air and Over-the-Web MobiSecure SoftToken delivery.  The same system also supports the MobiSecure Validation Server for ongoing one-time password (OTP) validation for user authentication. MobiSecure Strong Authentication components are:

The MobiSecure® Strong Authentication Platform contains the following components:

1.

MobiSecure Provisioning Server

2.

MobiSecure Validation Server

3.

MobiSecure SMS Server

4.

MobiSecure Registration/Administration Server

5.

MobiSecure SoftToken Client

MobiSecure® SoftToken: MobiSecure SoftToken is a client-side software token that is available as a Mobile SoftToken or as PCToken. It can be easily delivered, downloaded and embedded into a user’s personal computer, PDA or mobile phone. It performs basic functions for managing and generating one-time password values. The client-side software token is easily delivered, downloaded and installed into a user’s device. MobiSecure® SoftToken supports both time based and event based one-time passwords.  Event based one-time passwords expire once they are used and are no longer valid.  Time based one-time passwords expire once they are used or the valid time period elapses, whichever comes first.

MobiSecure® SoftToken can be embedded into customer client applications using SDK’s for mobile platforms and Windows PC.  Key features of the MobiSecure® Strong Authentication Toolkit are listed below:

1.

Lightweight library allows for a modular implementation- use only the components you need

2.

Client API available in C and Java programming languages for software clients

a.

Allows organizations to develop their own clients or integrate with existing applications

b.

DLL provided for rapid development on Microsoft Windows platform

3.

Server API

a.

SPML interface for integrating enterprise applications

b.

SPML Java client libraries for rapid integration

c.

Free Radius interface to OTP Validation Server

3.

MobiSecure® SMS Messaging

MobiSecure® SMS Messaging leverages the familiarity and popularity of SMS messaging to create a secure messaging solution that utilizes state of the art AES encryption technology to securely transmit and receive SMS messages.  Messages can be both 1-Way (Push) based and 2-Way (Pull or Push-Pull) based between mobile users and backend server applications.  Unlike traditional SMS service, MobiSecure® SMS Messaging subscribers will automatically receive message delivery and read confirmations on their mobile device.

The MobiSecure® SMS Messaging solution offers a fully integrated secure gateway environment.  This simplifies and eliminates extensive integration efforts with multiple gateways globally.  High-level APIs, allow for the submission of text messages from a third party application or directly from the handset itself.

Schedule 3

Territory, Sales Targets, Prices and Discount

Annual Minimum Commitment (“Annual Minimum Commitment” or “AMC”).  During the Term of the Agreement, Reseller shall pay to Diversinet an Annual Minimum Commitment, payable as follows:

a)

A total of four hundred thousand ($400,000) dollars shall be paid by Reseller to Diversinet as of the Effective Date.

b)

A total of seven hundred thousand ($700,000) dollars shall be paid by Reseller in quarterly instalments of $175,000 to Diversinet on each of December 1, 2011, March 1, 2012, June 1, 2012 and September 1, 2012.

c)

A total of one million ($1,000,000) dollars shall be paid by Reseller in quarterly instalments of $250,000 to Diversinet on each of December 1, 2012, March 1, 2013, June 1, 2013 and September 1, 2013.

d)

A total of one million three hundred thousand ($1,300,000) dollars shall be paid by Reseller in quarterly instalments of $325,000 to Diversinet on each of December 1, 2013, March 1, 2014, June 1, 2014 and September 1, 2014.

e)

A total of one million six hundred thousand ($1,600,000) dollars shall be paid by Reseller in quarterly instalments of $400,000 to Diversinet on each of December 1, 2014, March 1, 2015, June 1, 2015 and September 1, 2015.

AMC Tokens.  For each contract year that the AMC applies, Diversinet shall deliver to Reseller the number of End User licenses equal to the contract year AMC divided by twenty-four (24) in satisfaction of the AMC.  For the first contract year, the applicable service license fees for the Mihealth pilot production shall be deducted from the AMC.  There is no carryover of the AMC from one year to the next.

AMC Termination.  After the first year and upon 180 days written notice, Reseller may terminate the AMC.  Termination of the AMC by Reseller shall eliminate any exclusivity of the Reseller in the Territory.

Territory

Assuming that the AMC amounts have been paid and the Reseller has not terminated the AMC, Reseller shall have the exclusive right to contract with Canadian head quartered companies and governmental and broader public sector entities located in Canada (the “Territory”).  Furthermore, Reseller will have the non-exclusive right to contract in the rest of the world, excluding the United States.

Sales Targets

After AMC termination, Reseller shall generate at least the following amount of new sales of the Products in each contract year (for the purpose of this Schedule 3, a contract year shall be each 12-month period commencing after the termination by Reseller of the AMC).  New sales are defined as the aggregate amount of all Product sales and Support Fees paid by Reseller pursuant to pricing set out below, inclusive of any applicable discounts and exclusive of applicable taxes.  If Diversinet materially reduces Reseller’s Territory, the Parties shall negotiate and, acting reasonably, adjust Reseller’s sales targets.

Contract Year 1: $750,000 (quarterly targets at ¼ of annual amount)

Contract Year 2: $1,000,000 (quarterly targets at ¼ of annual amount)

Contract Year 3: $1,250,000 (quarterly targets at ¼ of annual amount)

Contract Year 4 onward: $1,500,000 (quarterly targets at ¼ of annual amount)

Product Prices and Discount:

Diversinet maintains a product price list that details the products available and the list price.  The product price list is incorporated by reference to this Agreement.  The Product List Price is subject to change by Diversinet upon provision of at least thirty (30) days’ written notice to Reseller.

Reseller shall be entitled to the following discount to the following Diversinet’s standard pricing:

Discount %

For annual revenues < $1m

30%

For annual revenues > $1m and <$2m

40%

For annual revenues > $2m

50%

Product Price List Terms and Conditions

•

Price proposals are valid for 30 days and subject to change by Diversinet at its sole discretion

•

All prices are expressed in United States dollars

•

Prices do not include any applicable taxes

•

Prices do not include shipping and additional charges

•

Support and maintenance fees are 20% of the server license fee, payable annually in advance after the first year and include: patch, maintenance and major release updates, Diversinet online technical support and email/phone technical product support from Monday-Friday, 9:00a.m.-5:00p.m., excluding statutory holidays

•

Optional maintenance and level 2 support and training is available at $1,500 per person day (excluding travel and out-of-expenses)

•

Professional services are available at $1,500 per person day (excluding travel and out-of-expenses)

SCHEDULE 4

CUSTOMER TERMS & CONDITIONS

Reseller agrees to include terms and conditions in its Customer agreements that are reflective of the following:

(a)

the Customer is granted a non-exclusive, non-transferable and non-assignable right to use the Products solely for their intended use;

(b)

the Customer may not reverse engineer, decompile, alter, transfer, modify or create a derivative work of the Product;

(c)

no ownership rights to the Products and documentation are transferred to the Customer;

(d)

the Customer may not use the Products otherwise than as a part of the equipment, hardware or software in which any Product has been incorporated or for which it has been delivered;

(e)

the Customer may not remove any proprietary, copyrights, trade secret or warning legend from any Products or documentation or copies thereof;

(f)

the Customer may not furnish the Products or documentation into any country in violation of any export control laws or regulations.

The Reseller’s agreements with its Customers shall also contain disclaimers of warranties and limitations of liabilities with respect to the Products and documentation at least as restrictive as those set forth in this Agreement.

SCHEDULE 5

Service Level Agreement

1.

Overview. This Support Plan Schedule (“SLA”) details the terms for technical support provided by Diversinet during the term of this Agreement to the Reseller’s Technical Support team, provided however, Reseller is current with payment of all fees.  The Reseller’s Subscribers shall interface with the Reseller Technical Support only.  The Reseller Technical Support shall escalate product issues of a certain severity and above to Diversinet Technical Support.  This SLA specifically addresses: (i) the service levels definition, measurement and minimum service standard in effect for the product, and (ii) technical support definition, availability and response timeframes.

1.1

Reseller Technical Support Escalation Path Around Product Issues

1.a.1

Subscriber call arrives at the Reseller Level 1 Support: the Reseller Level 1 Support will open a trouble ticket and attempt to resolve the issue.  If no resolution, trouble ticket escalates to the Reseller Level 2 Support.

1.a.2

Level 2 Support attempts to resolve the Subscriber trouble ticket utilizing documentation, tools and procedures provided with the product.  If Level 2 Support can’t resolve the problem, Level 2 shall make a judgment call as to whether this appears to be a Subscriber problem or a Diversinet product related problem.  Level 2 will escalate the trouble ticket to the Reseller Engineering Maintenance and Escalations. (EME).

1.a.3

The Reseller’s EME will investigate. If this is indeed a Subscriber related problem, EME will be responsible for resolution. If EME determines this is actually a Diversinet Software issue, EME will send the trouble ticket back to Level 2 for dispatch to Diversinet. Level 2 Support will escalate the trouble ticket to Diversinet for resolution.  Level 2 Technical Support still owns the Subscriber relationship.  Anyone in Reseller Level 2 Technical Support can escalate to Diversinet.

1.

Diversinet Support Service Availability.

Technical Support Availability.  Diversinet Technical Support will be available to accept and respond to problem calls or email from Reseller’s Technical Support from 9:00 am - 5:00 pm Eastern Standard Time (US), 5 days a week (Monday through Friday), 52 weeks a year, excluding United States and Canadian national holidays.  During such hours, technical support calls or email will be answered immediately by the support staff.  Diversinet will provide a phone option to speak directly to a trained technical support representative.  Diversinet will make the reasonable commercial effort to answer promptly to calls.

2.1 Diversinet Contact information

Designation	Name (if applicable)	Direct Tel. No	Cell Tel	E-Mail
Technical Support	N/A	416 756 2324 x 300	N/A	support@diversinet.com
Technical Support & Escalation Manager	Charles Blair	416 756 2324 x 234	416 562 1773	cblair@diversinet.com
TS VP	David Annan	416 756 2324 x 232	416 587 0108	dannan@diversinet.com

2.2 Reseller Contact information

Designation	Name (if applicable)	Direct Tel. No	Cell Tel	E-Mail
Technical Support & Escalation Manager
TS VP

2.3 Response Time

“Response Time” shall mean the time it takes to respond to a request specific to the Severity (defined below) of the incident as described below.  In the event the response time is not met the incident shall be escalated as described below.

Escalation of Incident: Definitions of Severity levels

Severity 1 Problems. Severity 1 Problems generally include any events that have a significant impact on the operations of the system and have an impact on Subscribers’ use of the Software, such as:

•

System or application is down or unavailable; transactions can’t be processed.

•

Any event that significantly disrupts or threatens to disrupt service levels of the Software due to errors in the software, tools or system configuration provided by Diversinet.

•

Any online application outage that significantly impacts the online availability and service level of the Software.

•

Consistent degradation of performance (response time or function) that significantly impairs the Software.

•

Any repeating unresolved incidents that have significant impact on the operations of the Diversinet Based Service or Subscribers’ use of the Software.

•

Resolution may involve software changes, configuration modifications, operating procedure changes or ‘workarounds’.  Resolution shall be defined as a situation wherein the system is restored to a state wherein the effective outage is relieved.

Severity 2 Problems. Severity 2 Problems generally includes any events (other than Severity 1 Problems) that adversely affect the operation of the Diversinet Based Service or the User Software, such as:

•

An error that disables only certain non-essential functions of the User Software and may result in degraded operations, including without limitation, an error that results in computer transactions not processing properly.

•

An error/event that disables only non-essential functions of the User Software, but also adversely affects the use of the User Software.

•

Resolution may involve software changes, configuration modifications, operating procedure changes or ‘workarounds’.  Resolution shall be defined as a situation wherein the system is restored to a state wherein the effective outage is relieved.

Severity 3 Problems: Severity 3 Problems generally includes minor events that do not have a significant impact or adverse effect on the operation or performance of the Diversinet Based Service or the User Software.

Severity 4 Problems: Severity 4 Problems generally are potential Software enhancements or feature requests that Subscribers request of Reseller Technical Support. This is to help Diversinet track Reseller’s requests and process them appropriately.

Problem Isolation:  Diversinet Technical Support will provide best efforts to mitigate all service affecting conditions which may arise.  For each S1 – S3 incident Diversinet will produce an Incident Report provided to Reseller.  Situations where there are unapproved variations made in the approved design, configuration, network or systems environments are not covered under this SLA.  Furthermore, this SLA does not cover problems encountered by end users relating to hand held devices hardware, software and network problems that are outside the control of Diversinet or not supported by Diversinet.  Diversinet will inform/publish to Reseller a quarterly list of mobile devices, related software and network operators and telecommunication companies that can support Diversinet software, products and services.

Resolution Target:  Diversinet will commit to provide a resolution to problems caused by its software, tools or procedures.  Every effort will be made to prevent maintenance procedures during Scheduled Maintenance Times from affecting service availability.

Table 1: Escalation Tiers and Initial Response Times

Priority Level	Technical Support Initial Response (in Hours)	Escalation to Manager (in Hours)	Escalation to VP (in Hours)
S1	1	2	3
S2	2	4	24
S3	4	8	48
S4	Next Business Day

#

SCHEDULE 6

PERSONAL INFORMATION

Definitions, Interpretation

1)

In this Exhibit D:

a)

“Agreement” means the License Agreement between Diversinet Corp. (“Licensor”) and 2205925 Ontario Limited (“Licensee”) with effective date of January 10, 2011;

b)

“Personal Information” means information that is defined as “personal information” in PIPEDA, including without limitation personal health information, that is held, transmitted or stored on or by the Software licensed to Licensee under the Agreement;

c)

“PIPEDA” means the Personal Information Protection and Electronic Documents Act (Canada); and

d)

“Services” means the services provided by Licensor to Licensee under the Agreement including without limitation, the Support Services.

2)

Any capitalized term that is not defined in section 1 above has the meaning attributed thereto in the Agreement.

3)

The parties acknowledge and agree that:

a)

Licensee represents that it is an organization subject to PIPEDA and Licensor is a third party service provider to the Licensee in connection with the Services;

b)

Licensee’s End Users shall interface with Licensee Technical Support only and in general, Licensor will not require access to Personal Information to provide the Services;

c)

notwithstanding subsection 3(b) above, Licensor may from time to time require access to Personal Information to provide the Services;

d)

Licensor shall only access Personal Information with the prior written consent of Licensee;

e)

Licensor shall not download, which for the purposes of this Privacy Exhibit includes copy, hold or otherwise save Personal Information, without the prior written consent of Licensee and for greater certainty, consent to access Personal Information does not constitute consent to download Personal Information;

f)

where Licensor receives consent to access, access and download or access and otherwise use Personal Information, the terms and conditions of this Privacy Exhibit shall apply to Licensor in relation to those activities; and

g)

where Confidential Information of the Licensee is also Personal Information, the provisions of this Privacy Exhibit take priority over section 7 of the Agreement in the event of any conflict.

Ownership of Personal Information/ Prohibition on Disclosure

4)

Nothing in this Privacy Exhibit shall be interpreted or construed to give Licensor any interest in or control of Personal Information and for greater certainty, as between Licensor and Licensee, Licensee owns and controls and shall continue to own and control Personal Information.

5)

Licensor shall not disclose Personal Information. For clarity, the use of Personal Information by employees, agents and representatives of Licensor in accordance with this Privacy Exhibit does not constitute the disclosure of Personal Information by Licensor to those employees, agents and representatives.

Safeguards

6)

Notwithstanding any provision to the contrary in the Agreement, Licensor shall not subcontract or assign any of the Services that may require access to or the downloading or other use of Personal Information except with the prior written consent of Licensee or as required to be disclosed by a governmental agency or third party as expressly required by operation of law, regulation or court order.

7)

Licensor shall use security safeguards that meet or exceed industry standards to protect Personal Information against such risks as loss and unauthorized access, collection, use, disclosure and destruction.

8)

Notwithstanding any provision to the contrary in the Agreement, Licensor shall not, except with the prior written consent of Licensee, access or use Personal Information from outside Canada or transmit Personal Information outside Canada.

9)

Where Licensor downloads Personal Information in accordance with this Privacy Exhibit, Licensor shall prohibit its employees, agents and representatives from downloading Personal Information onto any portable device, unless the information is encrypted in accordance with industry standards for strong encryption.

10)

Licensor shall segregate Personal Information from information of any person other than Licensee.

11)

Subject to a written direction from Licensee to securely destroy Personal Information, upon the expiry or termination of the Agreement and at any other time at the request of Licensee, Licensor shall promptly return to the Licensee Personal Information that Licensor downloaded in accordance with this Privacy Exhibit.

Inspection and Audit

12)

In addition to any other rights of inspection, review and audit Licensee may have, Licensee or a person appointed by Licensee may, at any reasonable time, on reasonable notice to Licensor, at Licensee’s sole cost and expense, enter any location from or in which Licensor has accessed, used or downloaded Personal Information to inspect, review and audit the equipment, systems (including without limitation security systems), documents, processes and practices that are used in connection with the provision of the Services for the purpose of assessing Licensor’s compliance with this Privacy Exhibit.  Licensor shall provide all reasonable assistance to Licensee in relation to any such inspection, review and audit.

13)

Licensor shall track the access, downloading and use of Personal Information, in accordance with this Privacy Exhibit, by its employees, agents and representatives and maintain a record of such activities. Within twenty-four hours of a request, Licensor shall provide Licensee with a copy of any or all of the records created and maintained under this section 13.

Licensor Employees, Agents, Representatives

14)

Licensor shall ensure that it only permits access to Personal Information to those of its employees, agents and representatives who: (a) will need access to Personal Information to deliver the Services; (b) have received training in the protection of Personal Information; and (c) have agreed to comply with the provisions of sections (5), (8), (9), (10) and (12) of this Privacy Exhibit.

Notice of Non-Compliance

15)

If for any reason Licensor does not comply or anticipates that it shall be unable to comply with a provision of this Privacy Exhibit in any respect, Licensor shall promptly notify Licensee of the particulars of the non-compliance or anticipated non-compliance and of the steps it proposes to take to address or prevent the recurrence of the non-compliance or anticipated non-compliance.

Default

16)

Notwithstanding anything to the contrary in the Agreement, Licensor acknowledges and agrees that a breach of this Privacy Exhibit by Licensor which remains uncured for a period of sixty (60) days shall constitute a material breach and grounds for the termination on notice of the Agreement by Licensee without cost or liability to Licensee.  Without limiting the foregoing, Licensor agrees that in addition to any other rights or remedies Licensee may have for material breach of the Agreement, Licensee has the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining a threatened or actual breach of this Privacy Exhibit by Licensor.

No Withholding

17)

Licensor shall not, and hereby forever waives any and all right to, refuse to return Personal Information to enforce any alleged payment obligation or in connection with any dispute connected with the Agreement or any other matter between Licensor and Licensee.

Survival

18)

The obligations of Licensor under this Privacy Exhibit shall survive the termination of the Agreement.

#